UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2014

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code (916) 321-1846

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item1.01.	Entry into a Material Definitive Agreement.

On November 5, 2014, in privately-negotiated transactions (“the Transactions”), The McClatchy Company (the “Company”) entered into agreements (the “Purchase Agreements”) with Chatham Asset Management, LLC and Leon G. Cooperman and Omega Charitable Partners, L.P. (together, the “Sellers”) to repurchase approximately $259.35 million in aggregate principal amount of its 9.00% Senior Secured Notes due 2022 (the “9% Notes”) and approximately $150.0 million in aggregate principal amount of its 5.75% Notes due 2017 (the 5.75% Notes) for a total amount of $459.5 million in cash, plus accrued and unpaid interest.

The Transactions are subject to a condition that no more than $95.5 million of the 9% Notes are submitted in the Company’s current asset purchase offer (“Offer”) for the 9% Notes by November 12, 2014, the expiration date for the Offer. If more than $95.5 million of the 9% Notes are submitted in the Company’s current Offer, the amount of 9% Notes and 5.75% Notes subject to repurchase in the Transactions will be reduced ratably for the amount in excess of $95.5 million.

The Company anticipates that the closing of these repurchases will occur on November 13, 2014.

The Company will file the form of Purchase Agreement with its annual report on Form 10-K for the fiscal year ending December 31, 2014.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

November 5, 2014	The McClatchy Company

/s/ R. Elaine Lintecum
By: R. Elaine Lintecum Title: Vice President and Chief Financial Officer